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                                                                     EXHIBIT 5.1

                             [PROSKAUER LETTERHEAD]

                                                                  March 25, 2002

Wheeling Island Gaming, Inc.
1 South Stone Street
Wheeling, West Virginia 26003

Ladies and Gentlemen:


    We have acted as counsel to Wheeling Island Gaming, Inc., a Delaware corporation (the "Company"), WDRA Food Service, Inc., a West Virginia corporation ("WDRA"), and Wheeling Land Development Corp., a West Virginia corporation (collectively with WDRA, the "Guarantors"), in connection with the proposed offer by the Company to exchange $125,000,000 aggregate principal amount of its 10 1/8% Senior Exchange Notes due 2009 (the "New Notes") for all of its outstanding 10 1/8% Senior Notes due 2009 (the "Old Notes"). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Company's Registration Statement on Form S-4 (the "Registration Statement"), as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the New Notes.


    In rendering this opinion, we have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates (including certificates of public officials and officers of the Company and the Guarantors) as we considered necessary or appropriate for enabling us to express the opinions set forth below. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.


    Based upon and subject to the foregoing, we are of the opinion that the New Notes have been duly authorized and, when the Registration Statement has become effective and the New Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Registration Rights Agreement and the Indenture, such New Notes will be legally issued and will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally and subject to general principles of equity. In addition, we are of the opinion that when the New Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Registration Rights Agreement and the Indenture, each guarantee will constitute the valid and legally binding obligation of the Guarantor party thereto, enforceable against such Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally and subject to general principles of equity.


    In connection with our opinion above, we have assumed that at or prior to the time of delivery of the New Notes, the authorization of the New Notes will be applicable to each New Note, will not be modified or rescinded and there will not have occurred any change in the law affecting the validity or enforceability of such New Notes. We have also assumed that the issuance and delivery of the New Notes will not, at or prior to the time of delivery of the New Notes, violate any applicable law and will not, at or prior to the time of delivery of the New Notes, result in a violation of any provision of any instrument or agreement then binding on the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

    Insofar as this opinion relates to the guarantees by the Guarantors under the guarantees, we have assumed the adequacy of the consideration that supports the agreements of the Guarantors and the solvency and adequacy of capital of each of the Guarantors.
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    This opinion is limited to the federal law of the United States, the
Delaware General Corporation Law and the law of the state of New York. Insofar as matters of West Virginia law are involved in this opinion as it relates to the guarantees, we have relied upon the opinion of Goodwin & Goodwin, LLP, filed as Exhibit 5.2 to the Registration Statement, as to the power and authority of the Guarantors and the due authorization, execution and delivery of the guarantees by the Guarantors.

    We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm as having passed on the validity of the New Notes under the caption "Legal Matters" in the Registration Statement.

                                          Very truly yours,

                                          /s/ Proskauer Rose LLP